SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 15, 2017

NORTECH SYSTEMS INCORPORATED

(Exact name of registrant as specified in charter)

Minnesota	0-13257	41-16810894
(State or other jurisdiction	(Commission	IRS Employer
of incorporation)	File Number)	Identification No.)

7550 Meridian Circle N, Maple Grove, MN 55369

(Address of principal executive offices)

(952) 345-2244

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry into a Material Definitive Agreement.

On June 15, 2017, Nortech Systems Incorporated (the “Company”) entered into a Loan and Security Agreement with Bank of America, N.A. (the “Loan Agreement”), which provides for senior secured asset-based credit facilities of up to $21.0 million, including up to $16.0 million of revolving loans and up to $5.0 million of term loans. The Loan Agreement also includes an expansion feature providing for up to an additional $20.0 million of revolving credit, subject to certain conditions and further approvals. This new credit facility replaces the Company’s existing credit agreement with Wells Fargo Bank, National Association (“Wells Fargo”), which has been terminated.

Loans made under the Loan Agreement mature on June 15, 2022. A portion of the loan proceeds were allocated for payment of amounts owed under the Company’s existing credit facility with Wells Fargo, and the balance will be used by the Company for working capital and general corporate purposes. The Loan Agreement allows the Company to borrow at interest rates equal to Bank of America’s base rate or LIBOR plus an applicable margin ranging from 1.00% to 2.25%.  The Loan Agreement also permits the issuance of letters of credit.

The Loan Agreement contains customary covenants, including covenants relating to financial reporting and notification, compliance with applicable laws, payment of taxes, and maintenance of insurance. There is also a financial covenant that requires the Company to maintain a Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of not less than 1.0 to 1.0. The “Fixed Charge Coverage Ratio” is defined in the Loan Agreement as the ratio of (a) EBITDA, minus (i) capital expenditures, (ii) cash taxes paid and (iii) distributions made, to (b) the sum of interest expense (other than payment-in-kind) and scheduled principal payments made on borrowed money.

The Loan Agreement also imposes certain customary limitations and requirements on the Company with respect to the incurrence of indebtedness and liens, investments, mergers and dispositions of assets. Amounts due under the Loan Agreement may be accelerated upon an event of default, as described in the Loan Agreement, such as breach of a representation, covenant or agreement of the Company or the occurrence of bankruptcy, if not otherwise waived or cured.

Advances under the Loan Agreement are secured by a lien on all assets of the Company, including certain real estate.

The foregoing summary description of the terms and conditions of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In addition, on June 15, 2017, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 1.02  Termination of a Material Definitive Agreement.

On June 15, 2017, the Company fully paid all of its obligations and related fees then outstanding to Wells Fargo under the Third Amended and Restated Credit Agreement with Wells Fargo dated May 27, 2010, as amended from time to time (the “Wells Fargo Credit Agreement). The aggregate amount of the payment was approximately $11.6 million and was funded from a portion of the proceeds of the Loan Agreement discussed immediately above under Item 1.01. Upon receipt of this payoff, the Wells Fargo Credit Agreement as well as Wells Fargo’s commitment to extend further credit to the Company terminated, except with respect to the continuation of certain accounts and a possible letter of credit.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information with respect to the Loan Agreement in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Loan and Security Agreement dated as of June 15, 2017, between the Company and Bank of America, N.A.

99.1	Press Release of Nortech Systems Incorporated dated June 15, 2017

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2017

Nortech Systems Incorporated
(Registrant)

/s/ Richard G. Wasielewski
Richard G. Wasielewski
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Loan and Security Agreement dated as of June 15, 2017, between the Company and Bank of America, N.A.

99.1	Press Release of Nortech Systems Incorporated dated June 15, 2017